As filed with the Securities and Exchange Commission on September 15, 2017
Registration No. 333-207535
Registration No. 333-200054
Registration No. 333-192157
Registration No. 333-183187
Registration No. 333-182162
Registration No. 333-172539
Registration No. 333-162653
Registration No. 333-162651
Registration No. 333-153187
            Registration No. 333-145329
Registration No. 333-128898

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-207535
 Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-200054
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-192157
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-183187
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182162
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172539
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162653
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162651
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-153187
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145329
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-128898

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WebMD Health Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-2783228
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

395 Hudson Street
New York, New York 10014
 (Address, Including Zip Code, of Principal Executive Offices)

WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan
Non-Qualified Stock Option Agreement between WebMD Health Corp. and Cavan Redmond
Restricted Stock Agreement between WebMD Health Corp. and Cavan Redmond
CareInsite, Inc. 1999 Officer Stock Option Plan
CareInsite, Inc. 1999 Employee Stock Option Plan
 CareInsite, Inc. 1999 Director Stock Option Plan
Medical Manager Corporation 1999 Stock Option Plan for Employees of Medical Manager Health Systems, Inc.
Amended and Restated 1989 Class A Non-Qualified Stock Option Plan of Synetic, Inc.
Amended and Restated 1989 Class B Non-Qualified Stock Option Plan of Synetic, Inc.
1991 Director Stock Option Plan of Synetic, Inc.
Amended and Restated 1991 Special Non-Qualified Stock Option Plan of Synetic, Inc.
1996 Class C Stock Option Plan of Synetic, Inc.
Porex Technologies Corp. 1998 Stock Option Plan
Amended and Restated Stock Option Agreement dated August 21, 2000 between HLTH (as successor to Medical Manager Corporation) and Martin J. Wygod
Amended and Restated Stock Option Agreement dated August 21, 2000 between HLTH (as successor to Medical Manager Corporation) and Certain Individuals
Amended and Restated OnHealth Network Company 1997 Stock Option Plan
Amended and Restated OnHealth Network Company 1997 Stock Option Plan,  Healtheon/WebMD Corporation Envoy Stock Plan
HLTH Corporation 2001 Non-Qualified Stock Option Plan
HLTH Corporation 2001 Non-Qualified Stock Option Plan, Stock Option Agreement dated August 20, 2001 between WebMD Corporation and Wayne Gattinella
Amended and Restated HLTH Corporation 2000 Long-Term Incentive Plan
Amended and Restated HLTH Corporation 1996 Stock Plan
WebMD Health Corp. 2005 Long-Term Incentive Plan
WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, LLC
(Full Titles of the Plans)

Douglas W. Wamsley
Executive Vice President, Co-General Counsel and Secretary
WebMD Health Corp.
395 Hudson Street
New York, New York 10014
(Name and Address of Agent for Service)
(212) 624-3700
(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Tel: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on  Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

Registration Statement 333-207535 registering 1,700,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of WebMD Health Corp. (the “Company”) for the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan.

Registration Statement 333-200054 registering 1,700,000 shares of Common Stock for the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan.

Registration Statement 333-192157 registering 1,500,000 shares of Common Stock for the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan.

Registration Statement 333-183187 registering 1,875,000 shares of Common Stock for the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan.

Registration Statement 333-182162 registering 1,045,000 shares of Common Stock for the Non-Qualified Stock Option Agreement between WebMD Health Corp. and Cavan Redmond and the Restricted Stock Agreement between WebMD Health Corp. and Cavan Redmond.

Registration Statement 333-172539 registering 2,600,000 shares of Common Stock for the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan.

Registration Statement 333-162653 registering 6,600,000 shares of Common Stock for the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan.

Registration Statement 333-162651 registering 15,976,319 shares of Common Stock for the CareInsite, Inc. 1999 Officer Stock Option Plan, the CareInsite, Inc. 1999 Employee Stock Option Plan, the CareInsite, Inc. 1999 Director Stock Option Plan, the Medical Manager Corporation 1999 Stock Option Plan for Employees of Medical Manager Health Systems, Inc., the Amended and Restated 1989 Class A Non-Qualified Stock Option Plan of Synetic, Inc., the Amended and Restated 1989 Class B Non-Qualified Stock Option Plan of Synetic, Inc., the 1991 Director Stock Option Plan of Synetic, Inc., the Amended and Restated 1991 Special Non-Qualified Stock Option Plan of Synetic, Inc., the 1996 Class C Stock Option Plan of Synetic, Inc., the Porex Technologies Corp. 1998 Stock Option Plan, the Amended and Restated Stock Option Agreement dated August 21, 2000 between HLTH (as successor to Medical Manager Corporation) and Martin J. Wygod, the Amended and Restated Stock Option Agreement dated August 21, 2000 between HLTH (as successor to Medical Manager Corporation) and Certain Individuals, the Amended and Restated OnHealth Network Company 1997 Stock Option Plan, the Amended and Restated OnHealth Network Company 1997 Stock Option Plan, the Healtheon/WebMD Corporation Envoy Stock Plan, the HLTH Corporation 2001 Non-Qualified Stock Option Plan, the HLTH Corporation 2001 Non-Qualified Stock Option Plan, the Stock Option Agreement dated August 20, 2001 between WebMD Corporation and Wayne Gattinella, the Amended and Restated HLTH Corporation 2000 Long-Term Incentive Plan and the Amended and Restated HLTH Corporation 1996 Stock Plan.

Registration Statement 333-153187 registering 1,850,000 shares of Common Stock for the WebMD Health Corp. 2005 Long-Term Incentive Plan.

Registration Statement 333-145329 registering 377,059 shares of Common Stock for the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, LLC.

 Registration Statement 333-128898 registering 7,130,574 shares of Common Stock for the WebMD Health Corp. 2005 Long-Term Incentive Plan.

On September 15, 2017, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 24, 2017, among the Company, MH Sub I, LLC, (“Parent”), and Diagnosis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving the merger.  On August 7, 2017, Purchaser commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock at a purchase price per share of $66.50, without interest and subject to any required withholding of tax.  As a result of the merger, each share of Common Stock that is not tendered and accepted pursuant to the Offer was cancelled and converted into the right to receive $66.50 in cash, without interest, other than shares (i) held in the treasury of the Company or owned by any direct or indirect wholly-owned subsidiary of the Company, (ii) owned by Purchaser, Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the effective time of the Merger, and (iii) held by stockholders who have properly exercised their appraisal rights under Delaware law.

As a result of the merger, the Company has terminated any offering of the Company's securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 15, 2017.

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President, Co-General
Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.